EXHIBIT 11

                            CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                       Computation of Earnings Per Share



                                              Years Ended
                                       --------------------------
                                       June 30          June 30
                                         1997             1996
                                       ----------    ------------
Computation of share totals
 used in computing earnings
 per share:

Weighted average number of
 shares outstanding                   1,487,882        1,484,523
(Adjusted for stock dividend
 May 3, 1996)

Primary average shares

 a - Outstanding                      1,487,882        1,484,823

Incremental shares arising
 from outstanding stock options          17,846           12,861
                                      -----------      ----------
 b - Totals                           1,505,728        1,497,384
                                      ===========      ==========


 c - Net Income                      $5,679,361       $5,373,657
                                      ===========      =========


Net Income Per Share
 Primary - c/a                         $3.82            $3.62
                                       ==========       =========


Net Income Per Share
assuming full dilution - c/b           $3.77            $3.59
                                       ==========       ==========